Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation within the Form 10-K dated March 31, 2021 of our report dated March 31, 2021 of our audit of the financial statements of American Church Mortgage Company as of and for the year ended December 31, 2020, which is included in this Annual Report on Form 10-K of American Church Mortgage Company, for the year ended December 31, 2020.

Wipfli LLP

Minneapolis, Minnesota

March 31, 2021